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JNPR Transaction Sales Team Toolkit

To: Juniper Sales Team

From: INSERT

Date: January 9, 2024

Subject: Sales Team Communications Toolkit

NOTE: This guide is not for distribution. It is intended to help guide your conversations with external parties regarding the announcement.

Overview

Today, we announced an agreement under which HPE will acquire Juniper Networks and create a leader in secure AI-native networking at scale. This is a terrific milestone for Juniper, and together with HPE, we intend to create an industry leader that will catalyze innovation across the entire networking stack, including campus, branch, data center and wide area networking. The combination of Juniper and HPE’s complementary portfolios represents a unique strategic opportunity to transform edge-to-cloud connectivity and provide customers and partners of all sizes a comprehensive secure AI-native and cloud-native portfolio that enables the networking architecture necessary to manage and simplify their expanding and increasingly complex connectivity challenges. Together, we expect to increase the speed of innovation in the networking market, leading with AI-native networking to deliver next-generation digital experiences and enable new business models.

Importantly, this transaction brings together two companies with a shared culture of innovation and commitment to meeting customers’ and partners’ needs. Both HPE and Juniper have well-aligned values, sharing a strong track record for sustainability, diversity, performance and a deep commitment to innovation. This transaction further supports our ability to solve our customers’ and partners’ toughest demands and deliver even more innovative and industry-leading solutions.

What This Means for You

We expect our customers will share in our excitement and it is natural they will have questions. To help you respond to questions and ensure that everyone receives consistent and accurate information, please familiarize yourself with the following communications materials:

•	A link to the press release issued today;

•	A copy of Rami’s blog post;

•	A copy of the customer email for you to use as needed regarding the announcement (attached):

•	Messaging for sales central; and

•	Talking points and FAQ for use in conversations with customers, which you can find below.

Please note that the materials included in this toolkit have been approved by legal counsel and certain communications that are distributed in writing will be filed with the U.S. Securities and Exchange Commission. It is important that you do not add to or change in any way these materials or other communications you may receive in the future regarding the combination.

Communications “Do’s and Don’ts”

As you respond to questions from customers about this news, please keep the following considerations in mind.

DO

•

DO stay on message. The messages in the attached and below communications have been approved by legal counsel. To ensure we are being consistent in our communications about this announcement, please reinforce these approved messages.

•

DO remain optimistic, confident and forward looking. Remember that the way you speak about this transaction will impact how others respond. This is exciting news for Juniper, our customers, and it is important that you stay positive and forward-looking.

•

DO support your team. It is natural for your team members to have questions about this announcement, and your team will be looking to you for reassurance. In the days ahead, please make yourself available to discuss the announcement and answer your team’s questions to the extent you are able. Be sensitive to their needs and listen to their concerns.

•

DO support our customers. Our customers rely on Juniper, and it’s natural that they’ll have questions about this announcement and what it means for them. Please make yourself available to discuss the announcement and answer their questions. Be sensitive to their needs and listen to their concerns.

•

DO remind customers it is business as usual. While there is a lot to be excited about, please keep in mind, and remind customers that today’s announcement is just the first step toward bringing Juniper and HPE together. The transaction is currently expected to close in late calendar year 2024 or early calendar year 2025, subject to receipt of required regulatory approvals and satisfaction of customary closing conditions. Until then, Juniper and HPE will continue to operate as separate, independent companies and it remains business as usual.

DON’T

•

DON’T stray from the approved messages. Do not stray from the messages in the below talking points and attached materials by offering your own opinion. Please direct customers to our press release and blog post for additional information. To the extent you receive questions that cannot be answered with the materials provided, it is perfectly acceptable to say, “This was just announced. Let me look into those details and see if I can get information for you.”

•	DON’T tweet or post your own opinions on social media. You are a representative of Juniper, and your words could be viewed as the Company’s.

•

DON’T speak with the media about this announcement. To the extent you receive questions from the media, in line with our company policy, please do not comment and instead forward them to Elliott Burr at eburr@juniper.net, who will respond on Juniper’s behalf.

•

DON’T discuss this matter with anyone at HPE outside the normal course of business. While we are excited about the future of Juniper, until the transaction closes, we will continue to operate as separate, independent companies. This means that you should not interact with members of the HPE team, or HPE customers, unless it is part of your normal business activities. If a HPE customer reaches out to you, please direct them to their normal HPE contact.

Thank you for your leadership, efforts and commitment to advancing our mission.

Customer Talking Points

What We Announced

•	We’re excited to share that Juniper Networks has agreed to be acquired by HPE.

•

Together, HPE and Juniper expect to accelerate AI innovation in the networking market, leveraging secure AI-native and cloud-native networking to deliver superior customer and partner experiences while growing even faster.

•

I want to emphasize that until the transaction closes, which is currently expected to occur in late calendar year 2024 or early calendar year 2025, you should not expect any changes to our products and service offerings or how we work with you as a result of this announcement.

•	You’ll have the same experience you’ve come to expect from Juniper with no deviation from our current strategy to introduce new software solutions and simplify the operation of networks.

Why HPE?

•	We are always looking for ways to drive growth for the business and as we evaluated the competitive landscape, we considered what a partnership with HPE would allow us to achieve.

•	Like us, understanding the customer is embedded in HPE’s DNA, which affirms our belief that this is the right next step for Juniper and will deliver an enhanced offering to you.

•

While both companies are strong on our own, our leadership teams are confident that together we will be able to provide a better user experience and increase operational efficiencies for customers across our offerings.

•

Combined, we expect to have expanded scale and reach, cloud-native operations and control, and secure-AI networking. This will be an important catalyst to drive innovation across the entire networking stack.

•	We also plan to deliver an industry-leading combination of comprehensive solutions built on the foundation of cloud, high performance and ‘Experience-first’.

•

As a result, you can continue to expect the same exceptional service as you always have, and you’ll be able to embrace AI and cloud at your own pace, based on your business objectives, and without sacrificing performance.

Closing

•	I want to reiterate that until the transaction closes, we are operating as usual.

•	Our customers remain our top priority, and today’s announcement will have no impact on our vision, mission or day-to-day operations. All current contracts will carry on in the normal course.

•	Upon closing, Juniper CEO Rami Rahim will be leading the combined HPE networking business. Through working with the HPE team, we will make sure the integration process is as seamless as possible.

•

Both Juniper and HPE have extensive experience integrating companies, and our executives have the requisite tools and knowledge gained throughout their careers to lead us in bringing our organizations together.

•	As we move forward in the process of bringing our two companies together, we will continue to keep you updated as appropriate.

•	Thank you for your continued partnership.

•	We greatly appreciate that you put your trust in us to deliver the premier network experiences you have come to expect from us. It only gets better from here.

•	Please don’t hesitate to reach out if you have any questions.

Customer Letter – Long Version

To: [INSERT]

From: [INSERT]

Subject: The Next Chapter of Juniper

INSERT CUSTOMARY GREETING,

I’m excited to share some important news about Juniper Networks. Today, we announced an agreement to be acquired by HPE. You can read more about the announcement in our joint press release [INSERT HYPERLINK] and in a blog post from our CEO, Rami Rahim [INSERT HYPERLINK].

As you know, innovation is core to who we are at Juniper. We consistently push boundaries to ensure we are not just meeting your current needs, but anticipating your future needs and where we can deliver truly value-enhancing solutions and services for you. To do that most effectively, we are combining efforts with HPE to expand our sales, support, marketing, operations and engineering capabilities and reach so that we can continue to set the bar for exceptional user and operator experiences.

This combination presents a powerful opportunity for all enterprise, cloud, and service provider customers, as together we expect to accelerate innovation in several key areas to create better user experiences, increased operational efficiencies and lower costs. In short, you can continue to expect the same exceptional service as you always have, including the ability to embrace AI and cloud at your own pace, based on your business objectives.

Like us, understanding the customer is embedded in HPE’s DNA, which affirms our belief that this is the right next step for Juniper and will deliver an enhanced offering to you. To that end, both Juniper and HPE have extensive experience integrating companies, and our executives have the requisite tools and knowledge gained throughout their careers to lead us in bringing our organizations together. Juniper’s CEO will lead the combined HPE networking business, and through working with the HPE team, we will make sure the integration process is as seamless as possible.

Looking ahead, we remain as committed as ever to meeting and exceeding your expectations. The transaction is expected to close in late calendar year 2024 or early calendar year 2025, and in the meantime, we are operating as usual. Your Juniper contact remains the same and all current contracts will carry on in the normal course. In short, the value of your investment in Juniper is – and will stay – secure. Should you have any questions, please feel free to reach out to me.

Our goal is to ensure that you thrive in today’s landscape with unique and differentiated experiences. We believe combining with HPE positions us to do just that.

Thank you for your partnership – we look forward to furthering our relationship as we begin this next chapter together.

Sincerely,

[INSERT]

Customer Letter – Short Version

To: [INSERT]

From: [INSERT]

Subject: The Next Chapter of Juniper

INSERT CUSTOMARY GREETING,

I’m excited to share some important news about Juniper Networks. Today, we announced an agreement to be acquired by HPE. You can read more about the announcement in our joint press release [INSERT HYPERLINK] and in a blog post from our CEO, Rami Rahim [INSERT HYPERLINK].

Together, we expect to accelerate innovation in the networking industry, leveraging secure AI-native and cloud-native architectures to deliver superior customer experiences, while scaling and growing even faster. You can continue to expect the same exceptional service as you always have from Juniper, including the ability to embrace AI and cloud at your own pace, based on your business objectives.

The transaction is expected to close in late calendar year 2024 or early calendar year 2025, whereby Rami Rahim will be the new head of HPE networking reporting to Antonio Neri, HPE’s CEO. In the meantime, we are operating as usual. Your Juniper contact remains the same and all current contracts will carry on in the normal course.

The value of your partnership is important to us, and our top priority is to continue delivering on service and innovation. I welcome the opportunity to discuss the combination with HPE in more detail.

Please let me know when your calendar permits, and we can schedule time.

Sincerely,

[INSERT]

Customer FAQ

1.	What was announced?

•	We announced an agreement to be acquired by HPE in an all-cash transaction with an equity value of approximately $14 billion.

•

The HPE product portfolio complements the Juniper Networks one in many key areas. Together, we expect to accelerate AI innovation in the networking market, leveraging secure AI-native and cloud-native networking to deliver superior customer experiences, while scaling and growing even faster.

•

Combined, we will have more resources to develop, sell and support products in all network domains, and in all of our customer segments (enterprise, cloud and service provider) so that those that are using the network to live, work and play are trusting the network for their most important applications irrespective of where they are.

•	We will also aim to deliver an industry-leading combination of comprehensive and end-to-end solutions built on the foundation of cloud, high performance and ‘Experience-first’.

2.	Why is HPE an ideal partner for Juniper?

•	Like us, understanding the customer is embedded in HPE’s DNA, which affirms our belief that this is the right next step for Juniper and will deliver an enhanced offering to you.

•

To that end, both Juniper and HPE have extensive experience integrating companies, and our executives have the requisite tools and knowledge gained throughout their careers to lead us in bringing our organization together.

•

The HPE product portfolio complements the Juniper one in many key areas. Together, we expect to accelerate AI innovation in the networking market, leveraging secure AI-native and cloud-native networking to deliver superior customer experiences, while scaling and growing even faster.

•

Combined, we expect to have expanded reach, cloud-native operations and control, and secure-AI networking. This is expected to be an important catalyst to drive innovation across the entire networking stack, including campus, branch, data center and wide area networking.

•	We will also seek to deliver an industry-leading combination of comprehensive and end-to-end solutions built on the foundation of cloud, high performance and ‘Experience-first’.

3.	What does this combination mean for customers?

•	Looking ahead, we remain as committed as ever to meeting and exceeding your expectations.

•	Until the transaction closes, which is currently expected to occur in late calendar year 2024 or early calendar year 2025, we are operating as usual.

•	With HPE, we are joining a company that is rooted in complementary values and services, which will support a seamless delivery of customer experiences.

•

Our goal is to ensure that you thrive in today’s landscape with solutions that simplify network operations and enable you to deliver new, unique, and differentiated experiences. We believe combining with HPE positions us to do just that.

4.	How will you bring together Juniper and HPE’s portfolios and other solutions post-close ensuring no disruption of service?

•	We are incredibly excited about the prospect of combining our portfolios to achieve game-changing results for our customers.

•

Both Juniper and HPE have extensive experience integrating companies, and our executives have the requisite tools and knowledge gained throughout their careers to lead us in bringing our organization together.

•	Details will be worked out over the coming months.

•	Rest-assured we will do this in a gradual and thoughtful way to avoid any disruptions to our customers and partners.

5.	What will happen to current and future customer projects or contracts?

•	Our customers remain our top priority, and today’s announcement will have no impact on our vision, mission or day-to-day operations.

•	All current contracts will carry on in the normal course, and we look forward to continuing to serve you.

6.	Will my contact at Juniper change?

•	No. Juniper contacts remain the same and all current contracts will carry on in the normal course.

7.	Will I experience any delays or quality issues?

•	Until the transaction closes, we are operating as usual here at Juniper.

•	We remain focused on continuing to provide our customers with the same leading, high-quality solutions that they have come to expect from us.

8.	Will you still devote the time needed to my contract now and in the future? Are you going to take resources away from my contract?

•	Setting our customers up for success has been our top priority, and our combination with HPE does not change this objective.

•	We remain focused on continuing to provide our customers with the same leading, high-quality solutions that they have come to expect from us.

9.	What are the next steps in the integration planning process? When will we know more about the post-closing details?

•	We are still in very early days of this transaction.

•	Over the coming weeks, we will form an integration planning team to determine what the combined company will look like.

•	There are many details that will be worked out when the integration planning process commences, including decisions concerning organizational structure.

•	That being said, while we don’t have all the specifics right now, we’re committed to keeping you updated.

10.	Where can I find additional information?

•	Please reach out to your usual Juniper contact with questions or to discuss further.

If a customer asks a question that you do not know the answer to, please tell them: “It is early in this process, and we do not have all the answers right now. I will do my best to get an answer and follow up with you.”

Sales Team Employee Letter

To: Sales Employees (DL-Sales-ckaddaras-ALL@juniper.net)

From: Chris Kaddaras

Subject: Important Customer & Partner Information Regarding the Next Chapter of Juniper

Date: January 9

Team,

Earlier today Juniper announced that we have entered into an agreement to be acquired by HPE to accelerate our strategic path across AI-native platforms and innovation. I’m excited for this next chapter, and together with HPE, we intend to catalyze innovation across the entire networking stack, including campus, branch, data center and wide area networking.

We expect our customers will share in our excitement and it is natural they will have questions. To help you respond to questions and ensure that everyone receives consistent and accurate information, please familiarize yourself with the following materials:

•	Press Release

•	Customer Letter, Talking Points, FAQ

•	Partner Letter, FAQ

•	Supplier Letter, FAQ

Sales Reps, I urge you to proactively reach out to your customers to bring them through the talking points provided above. These materials will be available on SalesCentral shortly. For now, you can find all this information on the Core.

In a separate process, we are planning to have executives engage with our largest customers in each segment. We will follow up with each account team separately on those plans. If you feel you need executive engagement and have not heard from my team in the next 48 hours, then please reach out to me directly.

There will be a company-wide all-hands tomorrow at 10:30 am PT online and in the Dome in Sunnyvale to hear from both Rami Rahim, CEO of Juniper, and Antonio Neri, CEO of HPE, regarding the news.

Thanks,

Chris

CEO Blog Post

Juniper Networks to Combine with HPE: Accelerating AI-Native Networking Leadership

Rami Rahim

CEO, Juniper Networks

Juniper Networks was born just as the Internet was about to explode. And in many ways, the Internet would not be what it is today without Juniper.

I joined this company as a junior engineer in the 90’s. Together with a small team, we invented a new breed of router that helped the internet scale, enabled the dot-com boom and spurred innovation like the world had never seen. Since then, embracing change, disrupting the status quo and solving the hard problems that arise in every new technology shift have been firmly embedded in our DNA.

Now, AI is here. And it’s here in a big way. I believe it’s the biggest inflection since the dawn of the Internet itself – with implications for how we live, work and play, as well as the technology we make.

Seven years ago, Juniper started taking steps to capture the opportunity. With leading AIOps, we reduced manual work, sped deployments and crushed time-consuming trouble tickets for our customers. We have shifted the perception of what a network can and should be – and have seen great success. In fact, revenue from our products that leverage this AI have grown nearly 100% year-over-year for the last two reported quarters. And we’re starting to see early momentum from our investments in enabling and automating AI data centers, including those handling emerging AI training and inference models.

At Juniper, “AI” stands for “All In.”

And we recognize that taking full advantage of a once-in-a-generation opportunity requires that we continue to make big and bold moves to truly go all in on AI.

That is why I’m so excited that we have entered into a definitive agreement for HPE to acquire Juniper.

This combination will supercharge our offerings in AI-native networking. Together, we will accelerate innovation at every layer: compute, storage and networking; silicon, systems and software; campus and branch, data center and the wide area network.

This combination with HPE is expected to enable us to deliver more comprehensive, more competitive, truly end-to-end experience-first AI-native solutions.

•

End-to-end secure and assured connectivity including WLAN, Wired, secure SD-WAN, network access control, location services and cloud delivered security with leading Mist AIOps that gives enterprise the flexibility to embrace AI and cloud at their own pace based on business objectives. Furthermore, customers will be able to embrace SASE and Zero Trust architectures.

•

Differentiated network-as-a-service (NaaS) offering By bringing together HPE GreenLake with the unique AI capabilities of Juniper’s Mist, the combined company will have an incredibly exciting ability to offer NaaS to our customers in a very comprehensive way.

•

AI Data Center with comprehensive and data center solutions including compute, storage, and networking. HPE brings years of experience in high-performance computing, including interconnect technologies like Slingshot, liquid cooling solutions and GPU servers that all apply to the current AI data center revolution. By combining with our intent-based automation solution Apstra that has already been simplifying customers’ DC operations around the world, and our QFX switches and PTX series routers, we will be positioned to be a pioneer in the development of a comprehensive solution for customers building AI data centers.

•

End-to-end Wide Area Networking portfolio to efficiently deploy automated networks across the core, edge and metro while assuring experiences. We have a strong base of service provider, cloud and enterprise WAN customers and we see a great opportunity to offer more extensive end-to-end solutions and expand our presence with these valued customers.

So, make no mistake – this is not just a bet for the enterprise segment. This combination is expected to dramatically increase the global footprint and reach across ALL customer verticals, including cloud, service provider and enterprise. This reach provides us with the ability to collect, protect, analyze and act on much deeper aggregated telemetry across a broader installed base, which will seek to drive even better end-user experiences and streamlined network operations.

HPE is a values-oriented and people-oriented company, like Juniper. In sharing a strong track record for sustainability, a focus on diversity and inclusion, and a deep-rooted passion for innovation, HPE is a natural partner for us in this next chapter.

I believe our spirit and drive that’s gotten us to this point will only strengthen now with HPE. As we enter our next era to continue building on our established position in AI-native networks, we will do so with a renewed sense of speed and scale to meet today’s evolving demands for network experiences.

The sky is the limit for all of us, and I’m so excited about what this next chapter with HPE will bring as we position ourselves as an industry leader together.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks, uncertainties and assumptions and are based on Juniper’s current expectations, estimates, projections, beliefs and assumptions made by Juniper, all of which are subject to change. In this context, forward-looking statements often address expected future business, financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” and similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond Juniper’s control, and are not guarantees of future results. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and you should not place undue reliance on any such statements, and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing or at all, including obtaining stockholder and regulatory approvals and other conditions to the completion of the transaction; (ii) the ability of HPE to integrate and implement its plans, forecasts and other expectations with respect to Juniper’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) Juniper’s ability to implement its business strategies; (v) potential significant transaction costs associated with the proposed transaction; (vi) the risks related to HPE’s financing of the proposed transaction, (vii) potential litigation or regulatory actions relating to the proposed transaction; (viii) the risk that disruptions from the proposed transaction will harm Juniper’s business, including current plans and operations, and risks related to diverting management’s attention from Juniper’s ongoing business operations and relationships; (ix) the ability of Juniper to retain and hire key personnel; (x) potential adverse business uncertainty resulting from the announcement, pendency or completion of the proposed transaction, including restrictions during the pendency of the proposed transaction that may impact Juniper’s ability to pursue certain business opportunities or strategic transactions; (xi) legal, regulatory, tax and economic developments affecting Juniper’s business; (xii) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Juniper’s response to any of the aforementioned factors; and (xiii) other risks described in Juniper’s Annual Report on Form 10-K for its fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Juniper from time to time with the SEC. These risks should not be considered a complete statement of all potential risks and uncertainty, and are discussed more fully, along with other risks associated with the proposed transaction, in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Juniper does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction between Juniper and HPE, Juniper will file with the SEC the Proxy Statement, the definitive version of which will be sent or provided to Juniper stockholders. Juniper may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Juniper may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by Juniper through the website maintained by the SEC at www.sec.gov, Juniper’s investor relations website at https://investor.Juniper.net or by contacting the Juniper investor relations department at the following:

Participants in the Solicitation

Juniper and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Juniper’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Juniper’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on March 29, 2023. Juniper stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Juniper directors and executive officers in the transaction, which may be different than those of Juniper stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

To the extent holdings of Juniper’s securities by its directors or executive officers have changed since the amounts set forth in such documents, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement relating to the proposed transaction when it is filed with the SEC.